                                                Filed Pursuant to Rule 424(b)(3)
                                                Registragion No. 333-121263.

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                  FINAL TERMS NO. 1979 DATED 29 SEPTEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 25,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
              CURRENTLY TOTALING A$4,429,705,000 (A$3,031,622,000
                              INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 13, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.     (i)   Issuer:                            Queensland Treasury Corporation

       (ii)  Guarantor:                         The Treasurer on behalf of the
                                                Government of Queensland

2.           Benchmark line:                    2011 (to be consolidated and
                                                form a single series with QTC 6%
                                                Global A$Bonds due 14 June 2011,
                                                ISIN US748305BC27)

3.           Specific Currency or Currencies:   AUD ("A$")

4.     (i)   Issue price:                       101.801%

       (ii)  Dealers' fees and commissions      No fee or commission is payable
             paid by Issuer:                    in respect of the issue of the
                                                bond(s) described in these final
                                                terms (which will constitute a
                                                "pricing supplement" for
                                                purposes of any offers or sales
                                                in the United States or to U.S.
                                                persons). Instead, QTC pays fees
                                                and commissions in accordance
                                                with the procedure described in
                                                the QTC Offshore and Onshore
                                                Fixed Interest Distribution
                                                Group Operational Guidelines.

5.           Specified Denominations:           A$1,000

6.     (i)   Issue Date:                        01 OCTOBER 2008

       (ii)  Record Date (date on and from      6 June / 6 December. Security
             which security is Ex-interest):    will be ex-interest on and from
                                                7 June / 7 December.

       (iii) Interest Payment Dates:            14 June / 14 December

7.           Maturity Date:                     14 June 2011

8.           Interest Basis:                    6 per cent Fixed Rate

9.           Redemption/Payment Basis:          Redemption at par

10.          Change of Interest Basis or        Not Applicable
             Redemption/Payment Basis:

11.    (i)   Status of the Bonds:               Senior and rank pari passu with
                                                other senior, unsecured debt
                                                obligations of QTC

       (ii)  Status of the Guarantee:           Senior and ranks pari passu with
                                                all its other unsecured
                                                obligations

12.          Method of distribution:            Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.          Fixed Rate Note Provisions Applicable

       (i)   Rate(s) of Interest:               6 per cent per annum payable
                                                semi-annually in arrears

       (ii)  Interest Payment Date(s):          14 June and 14 December in each
                                                year up to and including the
                                                Maturity Date

       (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal
             (Applicable to bonds in            amount
             definitive form)

       (iv)  Determination Date(s):             Not Applicable

       (v)   Other terms relating to the        None
             method of calculating interest
             for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:           A$1,000 per bond of A$1,000
                                                Specified Denomination (NB: If
                                                the Final Redemption Amount is
                                                other than 100 per cent. of the
                                                nominal value the bonds will be
                                                derivative securities for the
                                                purposes of the Prospectus
                                                Directive and the requirements
                                                of Annex XII to the Prospectus
                                                Directive Regulation will apply
                                                and the Issuer will prepare and
                                                publish a supplement to the
                                                Prospectus)

15.          Early Redemption Amount(s)         Not Applicable
             payable on redemption for
             taxation reasons or on event of
             default and/or the method of
             calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                     Permanent Global Note not
                                                exchangeable for Definitive
                                                Bonds

17.          Additional Financial Centre(s)     Not Applicable
             or other special provisions
             relating to Payment Dates:

18.          Talons for future Coupons or       No
             Receipts to be attached to
             Definitive Bonds (and dates on
             which such Talons mature):

19.          Other terms or special
             conditions:                        Not Applicable

                                                (When adding any other final
                                                terms consideration should be
                                                given as to whether such terms
                                                constitute "significant new
                                                factors" and consequently
                                                trigger the need for a
                                                supplement to the Prospectus
                                                under Article 16 of the
                                                Prospectus Directive)

DISTRIBUTION

20.    (i)   If syndicated, names and           Not Applicable
             addresses of Managers and
             underwriting commitments:

       (ii)  Date of Dealer Agreement:          29 SEPTEMBER 2008

       (iii) Stabilizing Manager(s) (if any):   Not Applicable

21.          If non-syndicated, name and        National Australia Bank Ltd No
             address of relevant Dealer:        255 George Street Sydney NSW
                                                2000

22.          Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
             applicable or TEFRA rules not
             applicable:

23.          Non exempt Offer                   Not Applicable

                                                (N.B. Consider any local
                                                regulatory requirements
                                                necessary to be fulfilled so as

                                                to be able to make a non-exempt
                                                offer in relevant jurisdictions.
                                                No such offer should be made in
                                                any relevant jurisdiction until
                                                those requirements have been
                                                met. Non-exempt offers may only
                                                be made into jurisdictions in
                                                which the base prospectus (and
                                                any supplement) has been
                                                notified/passported.)

24.          Additional selling restrictions:   Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.     LISTING AND ADMISSION TO TRADING

       (i)   Listing                            Bourse de Luxembourg.

       (ii) Admission to trading:               Application has been made by the
                                                Issuer (or on its behalf) for
                                                the bonds to be admitted to
                                                trading on the regulated market
                                                of the Bourse de Luxembourg with
                                                effect from the Issue Date.

                                                (Where documenting a fungible
                                                issue need to indicate that
                                                original securities are already
                                                admitted to trading.)

2.     RATINGS

       Ratings:                                 The bonds to be issued have been rated:
                                                S&P:     AAA
                                                Moody's: Aaa

                                                An obligation rate 'AAA' by S&P
                                                has the highest credit rating
                                                assigned by Standard & Poor's.
                                                The obligor's capacity to meet
                                                its financial commitment on the
                                                obligation is extremely strong.

                                                Obligations rated 'AAA' by
                                                Moody's are judged to be of the
                                                highest quality with minimal
                                                credit risk.

                                                A credit rating is not a
                                                recommendation to buy, sell or
                                                hold securities and may be
                                                revised or withdrawn by the
                                                rating agency at any time. Each
                                                rating should be evaluated
                                                independently of any other
                                                rating.

                                                (The above disclosure should
                                                reflect the rating allocated to
                                                bonds issued under the bond
                                                facility generally or, where the
                                                issue has been specifically
                                                rated, that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                   See "Use of Proceeds" section in
                                                the prospectus supplement--if
                                                reasons for offer different from
                                                making profit and/or hedging
                                                certain risks will need to
                                                include those reasons here.

(ii)   Estimated net proceeds:                  Not Applicable.

                                                (If proceeds are intended for
                                                more than

                                                one use will need to split out
                                                and present in order of
                                                priority. If proceeds
                                                insufficient to fund all
                                                proposed uses state amount and
                                                sources of other funding.)

(iii)  Estimated total expenses:                Not Applicable.

                                                [Expenses are required to be
                                                broken down into each principal
                                                intended "use" and presented in
                                                order of priority of such
                                                "uses".]

5.     YIELD

       Indication of yield:                     5.99%

                                                Calculated as 7 basis points
                                                less than the yield on the
                                                equivalent A$ Domestic Bond
                                                issued by the Issuer under its
                                                Domestic A$ Bond Facility on the
                                                Trade Date. The yield is
                                                calculated at the Trade Date on
                                                the basis of the Issue Price. It
                                                is not an indication of future
                                                yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                               US748305BC27

(ii)   Common Code:                             010926238

(iii)  CUSIP Code:                              748305BC2

(iv)   Any clearing system(s) other than
       Depositary Trust Company, Euroclear
       Bank S.A./N.V. and Clearstream
       Banking, societe anonyme and the
       relevant identification number(s):

(v)    Delivery:                                Delivery free of payment

(vi)   Names and addresses of additional        [__________]
       Paying Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                             Not applicable

(ii)   [Conditions to which the offer is
       subject;]                                Not applicable

(iii)  [Description of the application
       process;]                                Not applicable

(iv)   [Details of the minimum and/or maximum   Not applicable
       amount of application;]

(v)    [Description of possibility to reduce    Not applicable
       subscriptions and manner for refunding
       excess amount paid by applicants;]

(vi)   [Details of the method and time limits   Not applicable
       for paying up and delivering the
       bonds;]

(vii)  [Manner in and date on which results     Not applicable
       of the offer are to be made public;]

(viii) [Procedure for exercise of any right     Not applicable
       of pre-emption, negotiability of
       subscription rights and treatment of
       subscription rights not exercised;]

(ix)   [Categories of potential investors to    Not applicable
       which the bonds are offered and
       whether tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to             Not applicable
       applicants of the amount allotted and
       the indication whether dealing may
       begin before notification is made;]

(xi)   [Amount of any expenses and taxes        Not applicable
       specifically charged to the subscriber
       or Purchaser;]

(xii)  [Name(s) and address(es), to the         None
       extent know to the Issuer, of the
       placers in the various countries where
       the offer takes place.]